Exhibit 99.1
Avid Technology Announces Q4 and FY 2022 Results

Q4 revenue of $116.1M, which includes a ($3.3M) one-time non-cash adjustment, was in the middle of the implied Q4 guidance range; excluding the adjustment, Q4 revenue of $119.4M would have been at the high end of the implied Q4 guidance range

Subscription ARR of $141.3M, an increase of 37.1% year-over-year and 38.8% at constant currency, and total ARR of $244.9M, an increase of 10.2% year-over-year and 13.4% at constant currency

Exceeded 500,000 paid Cloud-Enabled Software Subscriptions as of December 31, 2022

Introduction of Annual Recurring Revenue (ARR) guidance for Q1 and FY 2023

BURLINGTON, Mass., March 1, 2023 -- Avid® (NASDAQ: AVID), a leading technology provider that powers the media and entertainment industry, today announced its financial results for the fourth quarter and full year ended December 31, 2022.

As reported, fourth quarter revenue was $116.1 million, a decrease of (2.5%) year-over-year, net income was $25.3 million, an increase of 66.0% year-over-year, Adjusted EBITDA was $24.8 million, a decrease of (0.6%) year-over-year, net income per common share was $0.57, an increase of $0.24 year-over-year, and Non-GAAP Earnings per Share was $0.45, a decrease of ($0.01) year-over year. Revenue was in the middle of our implied Q4 guidance range, Adjusted EBITDA was below our implied Q4 guidance range and Non-GAAP Earnings per Share was within our implied Q4 guidance range.

During the fourth quarter, we recorded a one-time, non-cash adjustment to revenue of ($3.3 million) related to a corrective change in methodology for calculating standalone selling price for subscription term-based licenses in the amount of $0.1 million for FY 2020, ($2.1 million) for FY 2021 and ($1.3 million) for the nine months ending September 30, 2022, as outlined in our 10-K filed today. The adjustment related to the period from FY 2020 to FY 2022 and represented 0.3% of the total revenue over the three years. The adjustment also negatively impacted net income and Adjusted EBITDA in the fourth quarter, but had no impact on net cash provided by operating activities, Free Cash Flow or ARR.

Excluding the adjustment, fourth quarter revenue would have been $119.4 million, an increase of 0.3% year-over-year (or 4.4% at constant currency), net income would have been $27.7 million, an increase of 82.0% year-over year (or 97.3% at constant currency), Adjusted EBITDA would have been $27.2 million, an increase of 9.2% year-over year (or 17.9% at constant currency), net income per common share would have been $0.63, an increase of $0.30 year-over year (or an increase of $0.34 at constant currency) and Non-GAAP Earnings per Share would have been $0.51, an increase of $0.05 year-over-year (or an increase of $0.10 at constant currency). Excluding the adjustment, revenue and Non-GAAP Earnings per Share would have been in the high end of our implied Q4 guidance range and Adjusted EBITDA would have been within our implied Q4 guidance range.

The recurring components of the Company’s revenue remained strong during the fourth quarter as paid subscriptions reached 506,000 as of the end of 2022, an increase of 23.2% year-over-year. Subscription ARR was $141.3 million (as of December 31, 2022), an increase of 37.1% year-over-year, and total ARR was $244.9 million (as of December 31, 2022), an increase of 10.2% year-over-year. At constant currency, subscription ARR increased 38.8% year-over-year and total ARR increased 13.4% year-over-year. In the fourth quarter, integrated solutions revenue was $40.8 million, an increase of 55% sequentially, as we continued to work to resolve supply chain challenges. As a result of continued strong integrated solutions orders during the fourth quarter, the backlog of unshipped orders was reduced during the quarter but remained above what we believe to be normal levels as of the end of 2022, at over $20 million.

Net cash provided by operating activities was $22.5 million in the fourth quarter and $48.0 million for FY 2022. Free Cash Flow was $18.3 million in the fourth quarter and $32.8 million for FY 2022. Free Cash Flow was lower year-over-year due to a greater use of cash in working capital, primarily from timing of cash billings related to multi-year enterprise subscriptions. In addition, higher capital expenditures, prepaid expenses due to our temporary Digital Transformation Initiative (DTI) investments and capitalized software development also negatively impacted Free Cash Flow. The Company expects that Free Cash Flow will be higher in 2023, as outlined in our guidance below.

Fourth Quarter 2022 Financial and Business Highlights

•Paid Cloud-enabled software subscriptions increased by approximately 23,100 during the quarter to approximately 506,000 as of December 31, 2022, an increase of 23.2% year-over-year.
•Subscription ARR was $141.3 million, an increase of 37.1% year-over-year. At constant currency, Subscription ARR increased 38.8% year-over-year.
•Total ARR was $244.9 million, an increase of 10.2% year-over-year. At constant currency, ARR increased 13.4% year-over-year.
•Subscription revenue was $42.5 million, an increase of 24.6% year-over-year. At constant currency, subscription revenue increased 29.6% year-over-year. Excluding the one-time adjustment in the quarter, subscription revenue would have increased 34.3% year-over-year and 39.2% year-over-year at constant currency.
•Subscription and maintenance revenue was $68.9 million, an increase of 5.3% year-over-year. At constant currency, Subscription and maintenance revenue increased 9.3% year-over-year. Excluding the one-time adjustment in the quarter, subscription and maintenance revenue would have increased 10.3% year-over-year and 14.3% year-over-year at constant currency.
•Total revenue was $116.1 million, a decrease of (2.5%) year-over-year. At constant-currency, total revenue increased 1.7% year-over-year. Excluding the one-time adjustment in the quarter, total revenue would have increased 0.3% year-over-year and 4.4% year-over-year at constant currency.
•Gross margin was 64.2%, a decrease of (160 basis points) year-over-year and Non-GAAP Gross Margin was 64.6%, a decrease of (160 basis points) year-over-year.
•Operating expenses were $58.0 million, a decrease of (5.2%) year-over-year. Non-GAAP Operating Expenses were $52.5 million, a decrease of (5.9%) year-over-year.
•Net income was $25.3 million, an increase of 66.0% year-over-year, due in part to a one-time non-cash tax benefit of $11.3 million in Q4 2022. Net income was 21.8% of revenue. Non-GAAP Net Income was $19.9 million, a decrease of (4.5%) year-over-year. Non-GAAP Net Income was 17.2% of revenue. Excluding the one-time adjustment in the quarter, net income would have increased 82.0% year-over-year and 97.3% year-over-year at constant currency, and Non-GAAP Net Income would have increased 7.1% year-over-year and 17.9% year-over-year at constant currency.
•Adjusted EBITDA was $24.8 million, a decrease of (0.6%) year-over-year. At constant-currency, Adjusted EBITDA increased 8.0% year-over-year. Adjusted EBITDA Margin was 21.4%, an increase of 40 basis points year-over-year. Excluding the one-time adjustment in the quarter, Adjusted EBITDA increased 9.2% year-over-year and 17.9% year-over-year at constant currency.
•Net income per common share was $0.57, an increase of $0.24 year-over-year, due in part to the one-time non-cash tax benefit in Q4 2022 mentioned above. Non-GAAP Earnings per Share was $0.45, a decrease of ($0.01) year-over-year. Excluding the one-time adjustment in the quarter, Net income per common share would have increased $0.30 year-over-year and $0.34 year-over-year at constant currency, and Non-GAAP Earnings per Share would have increased $0.05 year-over-year and $0.10 year-over-year at constant currency.
•Net cash provided by operating activities was $22.5 million in the quarter, a decrease of ($4.6) million compared to the prior year period.
•Free Cash Flow was $18.3 million in the quarter, a decrease of ($6.7) million compared to the fourth quarter of 2022, due to the items mentioned above.
•The Company repurchased 364,760 shares for $9.3 million during the fourth quarter, under the $115 million share repurchase authorization announced on September 9, 2021.

FY 2022 Financial and Business Highlights

•Paid Cloud-enabled software subscriptions increased during the year by approximately 95,400 to approximately 506,000 as of December 31, 2022, an increase of 23.2% year-over-year.
•Subscription revenue was $151.3 million, an increase of 39.5% year-over-year. At constant currency, subscription revenue increased 44.7% year-over-year. Excluding the one-time adjustment in the fourth quarter, subscription revenue would have increased 42.6% year-over-year and 47.7% year-over-year at constant currency.
•Subscription and maintenance revenue was $261.2 million, up 13.1% year-over-year. At constant currency, Subscription and maintenance revenue increased 16.4% year-over-year. Excluding the one-time adjustment in the fourth quarter, subscription and maintenance revenue would have increased 14.6% year-over-year and 17.8% year-over-year at constant currency.
•Total revenue was $417.4 million, an increase of 1.8% year-over-year. At constant-currency, total revenue increased 5.3% year-over-year. Excluding the one-time adjustment in the fourth quarter, total revenue would have increased 2.6% year-over-year and 6.1% year-over-year at constant currency.
•Gross margin was 65.7%, an increase of 90 basis points year-over-year. Non-GAAP Gross Margin was 66.2%, an increase of 90 basis points year-over-year.
•Operating expenses were $220.6 million, an increase of 0.5% year-over-year. Non-GAAP Operating Expenses were $203.3 million, an increase of 1.4% year-over-year.
•Net income was $55.2 million, an increase of 33.5% year-over-year, due in part to the one-time non-cash tax benefit in Q4 2022 mentioned above. Net income was 13.2% of revenue. Non-GAAP Net Income was $63.3 million, an increase of 9.3% year-over-year. Non-GAAP Net Income was 15.2% of revenue. Excluding the one-time adjustment in the quarter, net income would have increased 39.4% year-over year and 59.2% year-over-year at constant currency, and Non-GAAP Net Income would have increased 13.5% year-over-year and 26.4% year-over-year at constant currency.
•Adjusted EBITDA was $81.6 million, an increase of 8.1% year-over-year. At constant-currency, Adjusted EBITDA increased 17.9% year-over-year. Adjusted EBITDA Margin was 19.5%, an increase of 110 basis points year-over-year. Excluding the one-time adjustment in the fourth quarter, Adjusted EBITDA would have increased 11.3% year-over-year and 21.3% year-over-year at constant currency.
•Net income per common share was $1.23, an increase of $0.34 year-over-year, due in part to the one-time non-cash tax benefit in Q4 2022 mentioned above. Non-GAAP Earnings per Share was $1.41, an increase of $0.16 year-over-year. Excluding the one-time adjustment in the quarter, Net income per common share would have increased $0.40 year-over-year and $0.55 year-over-year at constant currency, and Non-GAAP Earnings per Share would have increased $0.22 year-over-year and $0.37 year-over-year at constant currency.
•Net cash provided by operating activities was $48.0 million in 2022, a decrease of (23.2%) year-over-year.
•Free Cash Flow was $32.8 million in 2022, a decrease of (41.1%) year-over-year, due to the items mentioned above.
•LTM Recurring Revenue % was 84.5% of the Company’s revenue for the year-ended 2022, up from 78.0% for the prior year period.
•The Company repurchased 2,036,524 shares for $52.8 million during 2022, under the $115 million share repurchase authorization announced on September 9, 2021.

Jeff Rosica, Avid’s Chief Executive Officer and President, stated, “We remain pleased with the overall business performance in the fourth quarter as we continue to see strong growth in our software subscription business for both creative and enterprise customers. Our customers continue to adopt our enterprise subscription offerings, which, combined with creative subscription growth, resulted in solid growth in ARR. In addition, we continued making progress in resolving supply chain challenges in our integrated solutions that we experienced throughout 2022.” Mr. Rosica added, “While the one-time, non-cash adjustment to revenue we took in the fourth quarter impacted our results for the quarter, absent this adjustment, we would have been at the high-end of our implied Q4 guidance range for revenue and Non-GAAP Earnings per Share, and so, as we start 2023, we are confident in the underlying performance of the business as our product innovations continue to drive strong customer demand for our solutions.”

Ken Gayron, Executive Vice President and Chief Financial Officer of Avid, said, “We continued to make substantial progress in driving our higher gross margin subscription and maintenance revenue during the fourth quarter, which together accounted for 59% of our total revenue in the quarter. This growth, combined with lower operating expenses, enabled us to deliver solid profitability in 2022 and, we believe, positions us well as we enter 2023.” Mr. Gayron continued, “Given the importance of ARR as a measure of the growth of our subscription and maintenance business, we have added ARR to our forward guidance for Q1 and FY 2023. Additionally, given our high confidence in our strategy and long-term model, we continued to repurchase shares in the fourth quarter under the Company’s share repurchase program.”

First Quarter and Full Year 2023 Guidance

For the first quarter of 2023, Avid is providing guidance for ARR, Revenue, Subscription & Maintenance Revenue, Non-GAAP Earnings per Share, and Adjusted EBITDA. For the full year 2023, Avid is providing guidance for ARR, Revenue, Subscription & Maintenance Revenue, Non-GAAP Earnings per Share, Adjusted EBITDA, and Free Cash Flow, as adjusted.

($ in millions, except per share amounts)	Q1 2023 Guidance
ARR, at end of period	$247 - $251

Revenue	$97 - $105

Subscription & Maintenance Revenue	$63 - $67

Non-GAAP Earnings per Share	$0.21 - $0.29

Adjusted EBITDA	$16 - $20

Q1 Non-GAAP Earnings per Share assumes 44.2 million shares outstanding.

Full Year 2023 Guidance
ARR, at end of period	$270 - $280

Revenue	$447 - $472

Subscription & Maintenance Revenue	$292 - $302

Non-GAAP Earnings per Share	$1.53 - $1.75

Adjusted EBITDA	$95 - $105

Free Cash Flow, as adjusted	$50 - $60

2023 Non-GAAP Earnings per Share assumes 43.5 million shares outstanding. Free Cash Flow, as adjusted, excludes $7.0 million expected cash costs for restructuring.

All guidance presented by the Company is inherently uncertain and subject to numerous risks and uncertainties. Avid’s actual future results of operations could differ materially from those shown in the table above. For a discussion of some of the key assumptions underlying the guidance, as well as the key risks and uncertainties associated with these forward-looking statements, please see “Forward-Looking Statements” below as well as the Avid Technology Q4 and FY 2022 Earnings presentation posted on Avid’s Investor Relations website at ir.Avid.com.

Conference Call to Discuss Fourth Quarter and FY 2022 Results on March 1, 2023

Avid will host a conference call to discuss its financial results for the fourth quarter and FY 2022 on Wednesday, March 1, 2023, at 5:30 p.m. ET. Participants may join the webcast in listen-only mode and access the presentation slides using the link on the Avid Investor Relations website, which can be found on the Events & Presentations tab at ir.Avid.com. Please connect at least 5 minutes in advance to ensure a timely connection to the call. A replay of the call will also be available for a limited time and can be accessed on the Events & Presentations tab of the Avid Investor Relations website shortly after the completion of the call.

Corrective Change in Methodology for Calculating Standalone Selling Price

More information on the one-time, non-cash adjustment taken during the fourth quarter to correct an immaterial error in methodology for calculating standalone selling price for subscription term-based licenses in prior periods is detailed in Management’s Discussion and Analysis and the Notes to Consolidated Financial Statements in our 10-K filed today.

Non-GAAP Financial Measures and Operational Metrics

Avid includes non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Non-GAAP Gross Margin, Non-GAAP Operating Expenses, Non-GAAP Net Income, and Non-GAAP Earnings per Share. The Company also includes the operational metrics of Cloud-enabled software subscriptions, Annual Recurring Revenue, Recurring Revenue, LTM Recurring Revenue % and Annual Contract Value in this release. Avid believes the non-GAAP financial measures and operational metrics provided in this release provide helpful information to investors with respect to evaluating the Company’s performance. Unless noted, all financial and operating information is reported based on actual exchange rates. Constant currency growth rates are calculated using the same historical budget exchange rates for both the historical and current periods. Definitions of the non-GAAP financial measures and the operational metrics are included in our Form 8-K filed today. Reconciliations of the non-GAAP financial measures presented in this press release to the Company's comparable GAAP financial measures for the periods presented are set forth below and are included in the supplemental financial and operational data sheet available on our Investor Relations website at ir.Avid.com, which also includes definitions of all operational metrics.

This press release also includes expectations for future Adjusted EBITDA, Non-GAAP Earnings per Share and Free Cash Flow, which are forward-looking non-GAAP financial measures. Reconciliations of these forward-looking non-GAAP measures are not included in this press release or elsewhere, due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from the estimation of the non-GAAP results, together with some of the excluded information not being ascertainable or accessible at this time. As a result, we are unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Forward-Looking Statements

Certain information provided in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include statements regarding our future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical fact. You can identify forward-looking statements by their use of forward-looking words such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or other comparable terms.

Readers of this press release should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

These risks, uncertainties, and factors include, but are not limited to: the effect of the continuing worldwide macroeconomic uncertainty and its impacts, including inflation, market volatility and fluctuations in foreign currency exchange and interest rates on our business and results of operations, including impacts related to acts of war, armed conflict, and cyber conflict, such as for example, the Russian invasion of Ukraine, and related international sanctions and reprisals; risks related to the impact of the ongoing coronavirus (COVID-19) pandemic and subsequent variants on our business, suppliers, consumers, customers and employees; economic, social, and political instability, security concerns, and the risk of war, armed conflict and/or cyber conflict, particularly originating in, and complicated by, areas of heightened geopolitical tension and open conflict such as Ukraine, where we have outsourced research and development activities, Russia, and bordering territories; our liquidity; our ability to execute our strategic plan including our cost saving strategies, and to meet customer needs; our ability to retain and hire key personnel; our ability to produce innovative products in response to changing market demand, particularly in the media industry; our ability to successfully accomplish our product development plans; competitive factors; history of losses; fluctuations in our revenue based on, among other things, our performance and risks in particular geographies or markets; the impact of changes in accounting treatment interpretations over time; our higher indebtedness and ability to service it and meet the obligations thereunder; our ability to mitigate and remediate material weaknesses in our internal controls; restrictions in our credit facilities; our move to a subscription model and related effect on our revenues and ability to predict future revenues; fluctuations in subscription and maintenance renewal rates; elongated sales cycles; seasonal factors; other adverse changes in external economic conditions; variances in our revenue backlog and the realization thereof; risks related to the availability and prices of raw materials, including any negative effects caused by inflation, armed conflict and related sanctions, weather conditions, or health pandemics; disruptions, inefficiencies, and/or complications in our operations and/or dynamic and unpredictable global supply chain, including interruptions, delays, complications, and other impacts related to armed conflict and/or cyber conflict and related international sanctions and reprisals and the ongoing COVID-19 pandemic and subsequent variants; the costs, disruption, and diversion of management's attention due to the ongoing COVID-19 pandemic and subsequent variants, armed conflict and/or cyber conflict and related international sanctions and reprisals; the possibility of legal proceedings adverse to our Company; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission. Moreover, the business may be adversely affected by future legislative, regulatory or other changes, including tax law changes, as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. We caution readers not to place undue reliance on any forward-looking statements included in this press release which speak only as to the date of this press release. We undertake no responsibility to update or revise any forward-looking statements, except as required by law.

Avid Powers Greater Creators

People who create media for a living become greater creators with Avid’s award-winning technology solutions to make, manage and monetize today’s most celebrated video and audio content—from iconic movies and bingeworthy TV series, to network news and sports, to recorded music and the live stage. What began more than 35 years ago with our invention of nonlinear digital video editing has led to individual artists, creative teams and organizations everywhere subscribing to our powerful tools and collaborating securely in the cloud. We continue to re-imagine the many ways editors, musicians, producers, journalists and other content creators will bring their stories to life. Discover the possibilities at avid.com and join the conversation on social media with the multitude of brilliant creative people who choose Avid for a lifetime of success.

© 2023 Avid Technology, Inc., Avid and its logo are property of Avid. All rights reserved. Other trademarks are property of their respective owners.

Contacts

Investor contact:	PR contact:

Whit Rappole	Jim Sheehan

Avid	Avid

ir@Avid.com	jim.sheehan@Avid.com

AVID TECHNOLOGY, INC.
Consolidated Statements of Operations
(unaudited - in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net revenues:
Subscriptions	$42,452	$34,059	$151,330	$108,443
Maintenance	26,463	31,414	109,845	122,411
Integrated solutions & other	47,184	53,591	156,238	179,090
Total net revenues	116,099	119,064	417,413	409,944

Cost of revenues:
Subscriptions	5,447	4,753	23,504	14,963
Maintenance	4,534	5,846	19,913	22,981
Integrated solutions & other	31,589	30,118	99,558	106,196
Total cost of revenues	41,570	40,717	142,975	144,140
Gross profit	74,529	78,347	274,438	265,804

Operating expenses:
Research and development	17,035	16,920	66,904	65,559
Marketing and selling	26,015	28,983	95,977	95,494
General and administrative	14,948	15,158	57,189	57,372
Restructuring costs, net	(2)	115	513	1,116
Total operating expenses	57,996	61,176	220,583	219,541

Operating income	16,533	17,171	53,855	46,263

Interest expense, net	(3,189)	(1,609)	(9,350)	(7,149)
Other income, net	825	389	832	4,841
Income before income taxes	14,169	15,951	45,337	43,955
(Benefit from) Provision for income taxes	(11,091)	735	(9,904)	2,567
Net income	$25,260	$15,216	$55,241	$41,388

Net income per common share – basic	$0.58	$0.34	$1.24	$0.92
Net income per common share – diluted	$0.57	$0.33	$1.23	$0.89

Weighted-average common shares outstanding – basic	43,836	45,061	44,531	45,101
Weighted-average common shares outstanding – diluted	43,991	45,773	44,856	46,303

AVID TECHNOLOGY, INC.
Reconciliations of GAAP financial measures to Non-GAAP financial measures
(unaudited - in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
GAAP revenue
GAAP revenue	$116,099	$119,064	$417,413	$409,944

Non-GAAP Gross Profit
GAAP gross profit	$74,529	$78,347	$274,438	$265,804
Stock-based compensation	461	439	2,064	1,801
Non-GAAP Gross Profit	$74,990	$78,786	$276,502	$267,605
GAAP Gross Margin	64.2%	65.8%	65.7%	64.8%
Non-GAAP Gross Margin	64.6%	66.2%	66.2%	65.3%

Non-GAAP Operating Expenses
GAAP operating expenses	$57,996	$61,176	$220,583	$219,541
Less Amortization of intangible assets	(37)	(73)	(189)	(388)
Less Stock-based compensation	(5,029)	(3,208)	(14,440)	(12,681)
Less Restructuring costs, net	2	(115)	(513)	(1,116)
Less Acquisition, integration and other costs	(75)	(985)	(506)	(3,068)
Less Efficiency program costs	—	—	—	(48)
Less Digital Transformation costs	(371)	(1,028)	(1,685)	(1,836)
Less COVID-19 related expenses	—	—	—	(22)
Non-GAAP Operating Expenses	$52,486	$55,767	$203,250	$200,382

Non-GAAP Operating Income and Adjusted EBITDA
GAAP net income	$25,260	$15,216	$55,241	$41,388
Interest and other expense	2,364	1,220	8,518	2,308
Provision for income taxes	(11,091)	735	(9,904)	2,567
GAAP operating income	$16,533	$17,171	$53,855	$46,263
Amortization of intangible assets	37	73	189	388
Stock-based compensation	5,490	3,647	16,504	14,482
Restructuring costs, net	(2)	115	513	1,116
Acquisition, integration and other costs	75	985	506	3,068
Efficiency program costs	—	—	—	48
Digital Transformation costs	371	1,028	1,685	1,836
COVID-19 related expenses	—	—	—	22
Non-GAAP Operating Income	$22,504	$23,019	$73,252	$67,223
Depreciation	2,301	1,932	8,324	8,255
Adjusted EBITDA	$24,805	$24,951	81,576	75,478
GAAP net income margin	21.8%	12.8%	13.2%	10.1%
Adjusted EBITDA Margin	21.4%	21.0%	19.5%	18.4%

Non-GAAP Net Income
GAAP net income	$25,260	$15,216	$55,241	$41,388
Amortization of intangible assets	37	73	189	388
Stock-based compensation	5,490	3,647	16,504	14,482
Restructuring costs, net	(2)	115	513	1,116
Acquisition, integration and other costs	75	985	506	3,068
Efficiency program costs	—	—	—	48
Digital Transformation costs	371	1,028	1,685	1,836
Gain on forgiveness of PPP Loan	—	—	—	(7,800)
COVID-19 related expenses	—	—	—	22
Loss on extinguishment of debt	—	—	—	3,748
Non-GAAP tax adjustments	(11,313)	(198)	(11,316)	(382)
Non-GAAP Net Income	$19,918	$20,866	$63,322	$57,914
Weighted-average common shares outstanding - basic	43,836	45,061	44,531	45,101
Weighted-average common shares outstanding - diluted	43,991	45,773	44,856	46,303
Net Income per Share (Basic)	$0.58	$0.34	$1.24	$0.92
Net Income per Share (Diluted)	$0.57	$0.33	$1.23	$0.89
Non-GAAP Earnings Per Share - basic	$0.45	$0.46	$1.42	$1.28
Non-GAAP Earnings Per Share - diluted	$0.45	$0.46	$1.41	$1.25

Free Cash Flow
GAAP net cash provided by operating activities	$22,456	$27,071	$48,019	$62,489
Capital expenditures	(4,184)	$(2,069)	(15,251)	$(6,819)
Free Cash Flow	$18,272	$25,002	$32,768	$55,670
Free Cash Flow conversion of Adjusted EBITDA	73.7%	100.2%	40.2%	73.8%

These non-GAAP measures reflect how Avid manages its businesses internally. Avid’s non-GAAP measures may vary from how other companies present non-GAAP measures. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP.  Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

AVID TECHNOLOGY, INC.
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$35,247	$56,818
Restricted cash	2,413	2,416
Accounts receivable, net of allowances of $601 and $1,456 at December 31, 2022 and 2021, respectively	76,849	77,046
Inventories	20,981	19,922
Prepaid expenses	8,360	5,464
Contract assets	32,295	18,903
Other current assets	2,826	1,953
Total current assets	178,971	182,522
Property and equipment, net	23,684	16,028
Goodwill	32,643	32,643
Right of use assets	21,395	24,143
Deferred tax assets, net	15,859	5,210
Other long-term assets	14,901	13,454
Total assets	$287,453	$274,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,904	$26,854
Accrued compensation and benefits	22,602	35,458
Accrued expenses and other current liabilities	36,031	37,552
Income taxes payable	62	868
Short-term debt	9,710	9,158
Deferred revenue	76,308	87,475
Total current liabilities	190,617	197,365
Long-term debt	172,958	160,806
Long-term deferred revenue	17,842	10,607
Long-term lease liabilities	20,470	23,379
Other long-term liabilities	4,348	5,917
Total liabilities	406,235	398,074

Stockholders’ deficit:
Common stock	462	455
Treasury stock	(77,933)	(25,090)
Additional paid-in capital	1,036,287	1,031,633
Accumulated deficit	(1,071,718)	(1,126,959)
Accumulated other comprehensive loss	(5,880)	(4,113)
Total stockholders’ deficit	(118,782)	(124,074)
Total liabilities and stockholders’ deficit	$287,453	$274,000

AVID TECHNOLOGY, INC.
Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Twelve Months Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Net income	$55,241	$41,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,324	8,254
Provision for doubtful accounts	1,056	694
Loss on extinguishment of debt	—	2,579
Stock-based compensation expense	16,555	13,737
Non-cash provision for restructuring	495	956
Non-cash interest expense	516	515
Gain on forgiveness of PPP loan	—	(7,800)
Loss on disposal of fixed assets	548	—
Unrealized foreign currency transaction (gains)	(788)	(2,101)
(Benefit from) provision for deferred taxes	(10,649)	1,591
Changes in operating assets and liabilities:
Accounts receivable	(859)	875
Inventories	(1,059)	6,646
Prepaid expenses and other assets	(7,238)	(1,156)
Accounts payable	19,049	5,032
Accrued expenses, compensation and benefits and other liabilities	(16,066)	69
Income taxes payable	(805)	(796)
Deferred revenue and contract assets	(16,301)	(7,994)
Net cash provided by operating activities	48,019	62,489

Cash flows from investing activities:
Purchases of property and equipment	(15,251)	(6,819)
Net cash used in investing activities	(15,251)	(6,819)

Cash flows from financing activities:
Proceeds from revolving line of credit	44,000	—
Repayment on revolving line of credit	(44,000)	—
Proceeds from long-term debt	20,000	180,000
Repayment of debt	(6,871)	(210,456)
Payments for repurchase of common stock	(52,993)	(24,787)
Proceeds from the issuance of common stock under employee stock plans	928	808
Common stock repurchases for tax withholdings for net settlement of equity awards	(12,822)	(19,557)
Prepayment penalty on extinguishment of debt	—	(1,169)
Payments for credit facility issuance costs	(942)	(2,574)
Net cash used in financing activities	(52,700)	(77,735)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,772)	(1,016)
Net (decrease) in cash, cash equivalents and restricted cash	(21,704)	(23,081)
Cash, cash equivalents and restricted cash at beginning of period	60,556	83,637
Cash, cash equivalents and restricted cash at end of period	$38,852	$60,556
Supplemental information:
Cash and cash equivalents	$35,247	$56,818
Restricted cash	$2,413	2,416
Restricted cash included in other long-term assets	$1,192	1,322
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$38,852	$60,556

AVID TECHNOLOGY, INC.
Supplemental Revenue Information
(unaudited - in millions)

Backlog Disclosure for Quarter Ended December 31, 2022

	December 31,	September 30,	December 31,
	2022	2022	2021
Revenue Backlog*

Deferred Revenue	$94.2	$76.7	$98.1
Other Backlog	288.6	302.5	314.7
Total Revenue Backlog	$382.8	$379.2	$412.8

The expected timing of recognition of revenue backlog as of December 31, 2022 is as follows:

	2023	2024	2025	Thereafter	Total

Deferred Revenue	$76.6	$10.2	$5.1	$2.3	$94.2
Other Backlog	147.3	66.8	48.2	26.3	288.6
Total Revenue Backlog	$223.9	$77.0	$53.3	$28.6	$382.8

*A definition of Revenue Backlog is included in our Form 10-K and the supplemental financial and operational data sheet available on our investor relations webpage at ir.avid.com.

AVID TECHNOLOGY, INC.
Impact of one-time, non-cash revenue adjustment in Q4 2022
(unaudited - in millions)

Q4 2022	Q4 Implied Guidance[1]	Q4 As Reported	Adjustment[2]	Excluding Adjustment
Revenue	$111 - $123	$116.1	$3.3	$119.4
Net income		25.3	2.4	27.7
Non-GAAP Net Income		19.9	2.4	22.4
Adj. EBITDA	$26 - $30	24.8	2.4	27.2
Net income per common share (diluted)[3]		$0.57	$0.06	$0.63
Non-GAAP Earnings per Share[3]	$0.44 - $0.54	$0.45	$0.06	$0.51

FY 2022	FY 2022 Guidance[1]	FY 2022 As Reported	Adjustment[2]	Excluding Adjustment
Revenue	$412 - $424	$417.4	$3.3	$420.7
Net income		55.2	2.4	57.7
Non-GAAP Net Income		63.3	2.4	65.8
Adj. EBITDA	$83 - $87	81.6	2.4	84.0
Net income per common share (diluted)[4]		$1.23	$0.06	$1.29
Non-GAAP Earnings per Share[4]	$1.40 - $1.50	$1.41	$0.06	$1.47

(1) Guidance provided November 8, 2022
(2) One-time, non-cash adjustment to revenue and the drop through impact on the bonus during Q4 2022
(3) Weighted-average share count (diluted) 44.0M for Q4 2022
(4) Weighted-average share count (diluted) 44.9M for FY 2022